Exhibit 99.2

P. O. Box 965, Valley Forge, PA 19482    (610) 337-7000

Contact:	610-337-7000	For Immediate Release:
	Will Ruthrauff, ext. 6571	February 6, 2017
Shelly Oates, ext. 3202

AmeriGas Partners, L.P. Commences Cash Tender Offer for any and all of its Outstanding 7.00% Senior Notes due 2022

VALLEY FORGE, Pa – AmeriGas Partners, L.P. (NYSE: APU) (“AmeriGas Partners”) has commenced an offer to purchase for cash any and all of the outstanding 7.00% Senior Notes due 2022 (the “Notes”) issued by its wholly owned subsidiaries, AmeriGas Finance LLC and AmeriGas Finance Corp. upon terms and subject to the conditions set forth in the Offer to Purchase, dated February 6, 2017, and the related Letter of Transmittal and Notice of Guaranteed Delivery.

Notes validly tendered and not validly withdrawn at or prior to 5 p.m. New York City time on February 10, 2017 (the “Expiration Date”) will be eligible to receive a purchase price of $1,050.00 per $1,000 principal amount of Notes tendered.

Tendering holders will also receive accrued and unpaid interest from the last applicable interest payment date to, but not including, the settlement date of the tender offer.

Tendered Notes can only be withdrawn before 5 p.m., New York City time on the Expiration Date (the “Withdrawal Deadline”). Following the Withdrawal Deadline, holders who have tendered their Notes may not withdraw such Notes unless AmeriGas Partners is required to extend withdrawal rights under applicable law.

AmeriGas Partners expressly reserves the right, in its sole discretion, subject to applicable law, to terminate the tender offer at any time prior to the Expiration Date. AmeriGas Partners will not be required to purchase any of the Notes tendered unless certain conditions have been satisfied, including the receipt of the net proceeds of a public offering of debt securities in an amount sufficient to pay the aggregate consideration payable pursuant to the tender offer.

This announcement is not an offer to purchase or a solicitation of an offer to sell with respect to any Notes. Any offer to purchase the Notes will be made by means of an Offer to Purchase and related Letter of Transmittal. No offer to purchase will be made in any jurisdiction in which such an offer to purchase would be unlawful.

AmeriGas Partners, L.P. Commences Cash Tender Offer for any and all of its Outstanding 7.00% Senior Notes due 2022

In connection with the tender offer, AmeriGas Partners has retained J.P. Morgan Securities LLC as the Dealer Manager. Questions regarding the tender offer should be directed to J.P. Morgan Securities LLC at 383 Madison Avenue, New York, NY 10179, Attn: Liability Management Group or by calling collect at (212) 834-4811 or toll-free at (866) 834-4666. Requests for copies of the Offer to Purchase and related documents should be directed to D.F. King & Co., Inc., the Information Agent for the tender offer, at 800-967-5074 (toll free) or 212-269-5550. These documents are also available at www.dfking.com/ugi.

About AmeriGas Partners

AmeriGas Partners is the nation’s largest retail propane marketer, serving approximately 1.9 million residential, commercial, industrial, agricultural, wholesale and motor fuel customers in all 50 states from approximately 1,900 propane distribution locations. UGI Corporation, through subsidiaries, is the sole General Partner and owns 26% of AmeriGas Partners and the public owns the remaining 74%.

Forward-Looking Statements

This press release contains certain forward-looking statements that management believes to be reasonable as of today’s date only. Actual results may differ significantly because of risks and uncertainties that are difficult to predict and many of which are beyond management’s control. You should read AmeriGas Partners’ Annual Report on Form 10-K for a more extensive list of factors that could affect results. Among them are adverse weather conditions, cost volatility and availability of propane, increased customer conservation measures, the capacity to transport propane to our market areas, the impact of pending and future legal proceedings, liability for uninsured claims and for claims in excess of insurance coverage, political, economic and regulatory conditions in the U.S. and abroad, our ability to successfully integrate acquisitions and achieve anticipated synergies, and the interruption, disruption, failure, malfunction, or breach of our information technology systems, including due to cyber-attack. AmeriGas Partners undertakes no obligation to release revisions to its forward-looking statements to reflect events or circumstances occurring after today.

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